Exhibit 99.2

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands, except share data)

	June 30, 2021	December 31, 2020
ASSETS
Cash and due from banks	$8,839	$9,728
Interest-earning deposits	64,426	26,380

Total cash and cash equivalents	73,265	36,108
Investment securities available-for-sale (Note 3)	171,313	167,875
Regulatory stock (Note 3)	3,031	3,031
Loans held for sale	3,519	6,876
Total loans (Note 4)	491,986	556,760
Less allowance for loan losses (Note 4)	(5,979)	(6,019)

Net loans	486,007	550,741
Premises and equipment	11,263	11,693
Bank-owned life insurance	21,394	21,166
Other assets	23,206	23,815

Total assets	$792,998	$821,305

LIABILITIES
Noninterest-bearing deposits	$222,527	$198,499
Interest-bearing deposits	455,106	502,011

Total deposits	677,633	700,510
Securities sold under agreements to repurchase (Note 13)	2,897	1,488
Federal Home Loan Bank advances - short term	—	2,000
Federal Home Loan Bank advances - long term	10,000	16,000
Subordinated debt (Note 7)	5,155	5,155
Other liabilities	14,090	15,147

Total liabilities	709,775	740,300
SHAREHOLDERS’ EQUITY
Common stock - $5.00 stated value -authorized 20,000,000 shares; issued 4,728,267 shares in 2021 and 2020; outstanding shares, 4,256,187 in 2021 and 4,223,153 in 2020	23,641	23,641
Additional paid-in capital	21,087	21,238
Retained earnings	45,185	41,863
Accumulated other comprehensive income (Note 10)	3,892	4,867
Treasury stock, at cost, 472,080 shares in 2021 and 505,114 in 2020	(10,582)	(10,604)

Total shareholders’ equity	83,223	81,005

Total liabilities and shareholders’ equity	$792,998	$821,305

See accompanying notes to the unaudited consolidated financial statements of Cortland Bancorp and Subsidiaries

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Amounts in thousands, except per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2021	2020	2021	2020
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$5,820	$5,767	$11,965	$11,821
Interest and dividends on investment securities:
Taxable interest	187	306	386	643
Nontaxable interest	578	507	1,142	974
Dividends	21	24	35	40
Other interest income	16	14	26	70

Total interest and dividend income	6,622	6,618	13,554	13,548
INTEREST EXPENSE
Deposits	366	883	840	1,979
Securities sold under agreements to repurchase	1	2	2	3
Federal Home Loan Bank advances - short term	—	4	4	4
Federal Home Loan Bank advances - long term	23	88	56	175
Subordinated debt	21	27	43	68

Total interest expense	411	1,004	945	2,229

Net interest income	6,211	5,614	12,609	11,319
PROVISION FOR LOAN LOSSES	—	450	—	1,050

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,211	5,164	12,609	10,269
NON-INTEREST INCOME
Fees for customer services	541	493	1,048	1,035
Investment securities available-for-sale gains (losses), net	(15)	18	56	18
Mortgage banking gains, net	714	900	1,514	1,496
Earnings on bank-owned life insurance	115	95	228	188
Other non-interest income	110	209	403	430

Total non-interest income	1,465	1,715	3,249	3,167
NON-INTEREST EXPENSES
Salaries and employee benefits	2,758	2,463	5,602	5,229
Occupancy and equipment	615	659	1,221	1,305
State and local taxes	167	152	327	298
FDIC insurance	48	47	88	53
Professional fees	219	282	437	584
Advertising and marketing	85	35	156	92
Data processing fees	85	69	151	141
Merger expenses	263	—	263	—
Other operating expenses	1,142	871	2,072	1,856

Total non-interest expenses	5,382	4,578	10,317	9,558

INCOME BEFORE FEDERAL INCOME TAX EXPENSE	2,294	2,301	5,541	3,878
Federal income tax expense	297	369	778	575

NET INCOME	$1,997	$1,932	$4,763	$3,303

EARNINGS PER SHARE BASIC AND DILUTED	$0.48	$0.47	$1.14	$0.79
CASH DIVIDENDS DECLARED PER SHARE	$0.15	$0.14	$0.34	$0.33

See accompanying notes to the unaudited consolidated financial statements of Cortland Bancorp and Subsidiaries

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Amounts in thousands)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2021	2020	2021	2020
Net income	$1,997	$1,932	$4,763	$3,303
Other comprehensive income (loss):
Securities available for sale:
Unrealized holding gains (losses) on available-for-sale securities	961	1,521	(1,184)	3,088
Tax effect	(201)	(320)	249	(650)
Reclassification adjustment for net (gains) losses in net income	15	(18)	(56)	(18)
Tax effect	(3)	4	12	4

Total securities available-for-sale	772	1,187	(979)	2,424
Change in post-retirement obligations	3	(7)	4	(11)

Total other comprehensive income (loss)	775	1,180	(975)	2,413

Total comprehensive income	$2,772	$3,112	$3,788	$5,716

See accompanying notes to the unaudited consolidated financial statements of Cortland Bancorp and Subsidiaries

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)

(Amounts in thousands, except per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2021	2020	2021	2020
COMMON STOCK
Balance	$23,641	$23,641	$23,641	$23,641

ADDITIONAL PAID IN CAPITAL
Beginning balance	21,018	21,314	21,238	21,266
Equity compensation	69	(245)	(151)	(197)

Ending Balance	21,087	21,069	21,087	21,069

RETAINED EARNINGS
Beginning balance	43,826	36,745	41,863	36,187
Net income	1,997	1,932	4,763	3,303
Cash dividend declared, $0.15 and $0.34 and $0.14 and $0.33 per share for three and six months ended June 30, 2021 and 2020	(638)	(592)	(1,441)	(1,405)

Ending balance	45,185	38,085	45,185	38,085

ACCUMULATED OTHER COMPREHENSIVE INCOME
Beginning balance	3,117	2,401	4,867	1,168
Other comprehensive (loss) income	775	1,180	(975)	2,413

Ending balance	3,892	3,581	3,892	3,581

TREASURY STOCK
Beginning balance	(10,506)	(10,892)	(10,604)	(7,924)
Treasury shares purchased (8,314 and 4,602 shares purchased during the three months ended June 30, 2021 and 2020, respectively and 18,038 and 150,920 for the six months ended 2021 and 2020, respectively)	(188)	(62)	(392)	(3,154)
Equity compensation	112	350	414	474

Ending balance	(10,582)	(10,604)	(10,582)	(10,604)

TOTAL SHAREHOLDERS’ EQUITY	$83,223	$75,772	$83,223	$75,772

See accompanying notes to the unaudited consolidated financial statements of Cortland Bancorp and Subsidiaries

CORTLAND BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Amounts in thousands)

	FOR THE SIX MONTHS ENDED JUNE 30,
	2021	2020
Net cash flow from operating activities	$10,345	$6,340
Cash flow (deficit) from investing activities
Purchases of available-for-sale securities	(32,348)	(38,074)
Proceeds from sale of available-for-sale securities	15,055	2,611
Proceeds from call, maturity and principal payments on available-for-sale securities	11,484	11,008
Purchases of regulatory stock	—	(196)
Net decrease (increase) in loans made to customers	64,734	(9,376)
Contributions to partnership funds	(791)	(381)
Purchases of premises and equipment	(21)	(532)

Net cash flow (deficit) from investing activities	58,113	(34,940)
Cash (deficit) flow from financing activities
Net (decrease) increase in deposit accounts	(22,877)	30,036
Net change in securities sold under agreements to repurchase	1,409	1,406
Net change in Federal Home Loan Bank advances - short term	(2,000)	7,000
Repayments of Federal Home Loan Bank advances - long term	(6,000)	(6,000)
Proceeds from Federal Home Loan Bank advances - long term	—	6,000
Dividends paid	(1,441)	(1,405)
Treasury shares purchased	(392)	(3,154)

Net cash (deficit) flow from financing activities	(31,301)	33,883

Net change in cash and cash equivalents	37,157	5,283
Cash and cash equivalents
Beginning of period	36,108	27,815

End of period	$73,265	$33,098

Supplemental disclosures:
Cash paid during the period for:
Income taxes	$950	$—
Interest	$1,065	$2,333
Increase in ROU asset	$—	$205
Increase in lease liability	$—	$205

See accompanying notes to the unaudited consolidated financial statements of Cortland Bancorp and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.) Basis of Presentation and Reclassifications:

The accompanying unaudited consolidated financial statements of Cortland Bancorp (the Company) and the Cortland Savings and Banking Company (the Bank) have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. These interim unaudited consolidated financial statements should be read in conjunction with our annual audited financial statements as of December 31, 2020, included in our Form 10-K for the year ended December 31, 2020, filed with the United States Securities and Exchange Commission. The accompanying Consolidated Balance Sheet at December 31, 2020 has been derived from the audited Consolidated Balance Sheet but do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

Certain items contained in the 2020 financial statements have been reclassified to conform to the presentation for 2021. Such reclassifications had no effect on the net results of operations or shareholders’ equity.

2.) Authoritative Accounting Guidance:

In June 2016, the FASB issued ASU (Accounting Standard Update) 2016-13, Financial Instruments –Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. This Update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the Update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be affected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. With certain exceptions, transition to the new requirements will be through a cumulative-effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. This Update is effective for SEC filers that are eligible to be smaller reporting companies, non-SEC filers, and all other companies, to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We expect to recognize a one-time cumulative-effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements.

In May 2019, the FASB issued ASU 2019-05, Financial Instruments – Credit Losses (Topic 326), which allows entities to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost upon adoption of the new credit losses standard. To be eligible for the transition election, the existing financial asset must otherwise be both within the scope of the new credit losses standard and eligible for applying the fair value option in ASC 825-10.3. The election must be applied on an instrument by-instrument basis and is not available for either available-for-sale or held-to-maturity debt securities. For entities that elect the fair value option, the difference between the carrying amount and the fair value of the financial asset would be recognized through a cumulative-effect adjustment to opening retained earnings as of the date an entity adopted ASU 2016-13. Changes in fair value of that financial asset would subsequently be reported in current earnings. For entities that have not yet adopted the credit losses standard, the ASU is effective when they implement the credit losses standard. For entities that already have adopted the credit losses standard, the ASU is effective for fiscal years beginning after December 15,2019, including interim periods within those fiscal years. The Company qualifies as a smaller reporting company and does not expect to early adopt ASU 2016-13.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, to clarify its new credit impairment guidance in ASC 326, based on implementation issues raised by stakeholders. This Update clarified, among other things, that expected recoveries are to be included in the allowance for credit losses for these financial assets; an accounting policy election can be made to adjust the effective interest rate for existing troubled debt restructurings based on the prepayment assumptions instead of the prepayment assumptions applicable immediately prior to the restructuring event; and extends the practical expedient to exclude accrued interest receivable from all additional relevant disclosures involving amortized cost basis. For entities that have not yet adopted ASU 2016-13 as of November 26, 2019, the effective dates for ASU 2019-11 are the same as the effective dates and transition requirements in ASU 2016-13. For entities that have adopted ASU 2016-13, ASU 2019-11 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company qualifies as a smaller reporting company and does not expect to early adopt these ASUs.

In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments. This ASU was issued to improve and clarify various financial instruments topics, including the current expected credit losses (CECL) standard issued in 2016. The ASU includes seven issues that describe the areas of improvement and the related amendments to GAAP; they are intended to make the standards easier to understand and apply and to eliminate inconsistencies, and they are narrow in scope and are not expected to significantly change practice for most entities. Among its provisions, the ASU clarifies that all entities, other than public business entities that elected the fair value option, are required to provide certain fair value disclosures under ASC 825, Financial Instruments, in both interim and annual financial statements. It also clarifies that the contractual term of a net investment in a lease under Topic 842 should be the contractual term used to measure expected credit losses under Topic 326. Amendments related to ASU 2019-04 are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is not permitted before an entity’s adoption of ASU 2016-01. Amendments related to ASU 2016-13 for entities that have not yet adopted that guidance are effective upon adoption of the amendments in ASU 2016-13. Early adoption is not permitted before an entity’s adoption of ASU 2016-13. Amendments related to ASU 2016-13 for entities that have adopted that guidance are effective for fiscal years beginning after December 15, 2019, including interim periods within those years. Other amendments are effective upon issuance of this ASU. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, March 2020, to provide temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls “reference rate reform” if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. Also, entities can elect various optional expedients that would allow them to continue applying hedge accounting for hedging relationships affected by reference rate reform if certain criteria are met, and can make a onetime election to sell and/or reclassify held-to-maturity debt securities that reference an interest rate affected by reference rate reform. The amendments in this ASU are effective for all entities upon issuance through December 31, 2022. It is too early to predict whether a new rate index replacement and the adoption of the ASU will have a material impact on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848), which provides optional temporary guidance for entities transitioning away from the London Interbank Offered Rate (LIBOR) and other interbank offered rates (IBORs) to new references rates so that derivatives affected by the discounting transition are explicitly eligible for certain optional expedients and exceptions within Topic 848. ASU 2021-01 clarifies that the derivatives affected by the discounting transition are explicitly eligible for certain optional expedients and exceptions in Topic 848. ASU 2021-01 is effective immediately for all entities. Entities may elect to apply the amendments on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or on a prospective basis to new modifications from any date within an interim period that includes or is subsequent to the date of the issuance of a final update, up to the date that financial statements are available to be issued. The amendments in this update do not apply to contract modifications made, as well as new hedging relationships entered into, after December 31, 2022, and to existing hedging relationships evaluated for effectiveness for periods after December 31, 2022, except for certain hedging relationships existing as of December 31, 2022, that apply certain optional expedients in which the accounting effects are recorded through the end of the hedging relationship. This Update is not expected to have a significant impact on the Company’s financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt – Modifications and Extinguishments (Subtopic 470-50), Compensation – Stock Compensation (Topic 718), and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40), which requires an entity to treat a modification of an equity-classified warrant that does not cause the warrant to become liability-classified as an exchange of the original warrant for a new warrant. This guidance applies whether the modification is structured as an amendment to the terms and conditions of the warrant or as termination of the original warrant and issuance of a new warrant. An entity should measure the effect of a modification as the difference between the fair value of the modified warrant and the fair value of that warrant immediately before modification. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the amendments prospectively to modifications or exchanges occurring on or after the effective date of the amendments. Early adoption is permitted for all entities, including adoption in an interim period. If an entity elects to early adopt the amendments in this Update in an interim period, the guidance should be applied as of the beginning of the fiscal year that includes that interim period. This Update is not expected to have a significant impact on the Company’s financial statements.

In July 2021, the FASB issued ASU 2021-05, Leases (Topic 842), which amends ASC 842 so that lessors are no longer required to recognize a selling loss upon commencement of a lease with variable lease payments that, prior to the amendments, would have been classified as a sales-type or direct financing lease. Furthermore, a lessor must classify as an operating lease any lease that would otherwise be classified as a sales-type or direct financing lease and that would result in the recognition of a selling loss at lease commencement, provided that the lease includes variable lease payments that do not depend on an index or rate. For public business entities and certain not-for-profit entities and employee benefit plans that have adopted ASC 842, the amendments are effective for fiscal years beginning after December 15, 2021, and for interim periods within those fiscal years. For all other entities that have adopted ASC 842, the amendments are effective for fiscal years beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022. All entities that have adopted ASC 842 are permitted to early adopt the amendments in ASU 2021-05. The amendments in ASU 2021-05 are effective as of the same date as the guidance in ASC 842 for entities that have not adopted ASC 842. This Update is not expected to have a significant impact on the Company’s financial statements.

3.) Investment Securities:

Investments in debt securities are classified as held-to-maturity, available-for-sale or trading. Securities classified as held-to-maturity are those that management has the positive intent and ability to hold to maturity. Securities classified as available-for-sale are those that could be sold for liquidity, investment management, or similar reasons, even though management has no present intentions to do so. Securities classified as trading are those that management has bought principally for the purpose of selling in the near term. The Company currently has no securities classified as held-to-maturity or trading.

Available-for-sale securities are carried at fair value with unrealized gains and losses recorded as a separate component of shareholders’ equity, net of tax. Realized gains or losses on dispositions are based on net proceeds and the adjusted carrying amount of securities sold, using the specific identification method. Interest income includes amortization of purchase premium or discount and is amortized on the level-yield method without anticipating payments, except for U.S. Government mortgage-backed and related securities where twelve months of historical prepayments are taken into consideration.

The regulatory stock is carried at cost (its redeemable value) and the Company is required to hold such investments as a condition of membership in order to transact business with the Federal Home Loan Bank (FHLB) of Cincinnati and the Federal Reserve Bank (FRB). The stock is bought from and sold to the correspondent institutions based upon its par value. The stock cannot be traded or sold in any market and as such is classified as restricted stock, carried at cost (its redeemable value) and evaluated by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB and FRB as compared to the capital stock amount and the length of time this situation has persisted, (b) commitments by the FHLB and FRB to make payments required by law or regulation and the level of such payments in relation to the operating performance, (c) the impact of legislative and regulatory changes on the customer base of the FHLB and FRB and (d) the liquidity position of the FHLB and FRB. The Company does not consider these investments to be other-than-temporarily impaired at June 30, 2021.

Securities are evaluated periodically to determine whether a decline in value is other-than-temporary. Management utilizes criteria such as the magnitude and duration of the decline, along with the reasons underlying the decline, to determine whether the loss in value is other-than-temporary. The term “other-than-temporary” is not intended to indicate that the decline in value is permanent but indicates that the prospect for a near-term recovery of value is not necessarily favorable and that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Unrealized losses on available-for-sale investments have not been recognized into income. However, once a decline in value is determined to be other-than-temporary, the credit related other-than-temporary impairment (OTTI) is recognized in earnings while the non-credit related OTTI on securities not expected to be sold is recognized in other comprehensive income (loss).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table is a summary of investment securities available-for-sale and regulatory stock:

	(Amounts in thousands)
		Gross	Gross
		Unrealized	Unrealized
	Amortized Cost	Gains	Losses	Fair Value

June 30, 2021
Obligations of states and political subdivisions	$90,491	$4,874	$107	$95,258
U.S. Government-sponsored mortgage-backed securities	65,474	493	473	65,494
U.S. Government-sponsored collateralized mortgage obligations	5,630	66	2	5,694
U.S. Government-guaranteed small business administration pools	4,743	126	2	4,867

Total investment securities available-for-sale	$166,338	$5,559	$584	$171,313

Federal Home Loan Bank (FHLB) stock	$2,805	$—	$—	$2,805
Federal Reserve Bank (FRB) stock	226	—	—	226

Total regulatory stock	$3,031	$—	$—	$3,031

	(Amounts in thousands)
		Gross	Gross
		Unrealized	Unrealized
	Amortized Cost	Gains	Losses	Fair Value

December 31, 2020
Obligations of states and political subdivisions	$83,007	$5,074	$—	$88,081
U.S. Government-sponsored mortgage-backed securities	68,677	1,015	96	69,596
U.S. Government-sponsored collateralized mortgage obligations	4,680	91	3	4,768
U.S. Government-guaranteed small business administration pools	5,298	132	—	5,430

Total investment securities available-for-sale	$161,662	$6,312	$99	$167,875

Federal Home Loan Bank (FHLB) stock	$2,805	$—	$—	$2,805
Federal Reserve Bank (FRB) stock	226	—	—	226

Total regulatory stock	$3,031	$—	$—	$3,031

The amortized cost and fair value of debt securities at June 30, 2021, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(Amounts in thousands)
	Amortized Cost	Fair Value

Due in one year or less	$—	$—
Due after one year through five years	4,743	4,867
Due after five years through ten years	386	420
Due after ten years	90,105	94,838

Total	95,234	100,125
U.S. Government-sponsored mortgage-backed and related securities	71,104	71,188

Total investment securities available-for-sale	$166,338	$171,313

The table below sets forth the proceeds, gains and losses realized on available for sale securities sold or called for the periods ended June 30, 2021 and June 30, 2020.

	(Amounts in thousands)		(Amounts in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2021	2020	2021	2020

Proceeds on securities sold	$2,855	$2,611	$15,055	$2,611
Gross realized gain	86	27	180	27
Gross realized losses	101	9	124	9

Investment securities with a carrying value of approximately $65.1 million at June 30, 2021 and $74.3 million at December 31, 2020 were pledged to secure deposits and for other purposes. The remaining securities provide an adequate level of liquidity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following is a summary of the fair value of available-for-sale securities with unrealized losses and an aging of those unrealized losses at June 30, 2021:

			(Amounts in thousands)
	Less than 12 Months		12 Months or More		Total

		Unrealized		Unrealized		Unrealized

	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Obligations of states and political subdivisions	$8,757	$107	$—	$—	$8,757	$107
U.S. Government-sponsored mortgage-backed securities	32,764	421	2,758	52	35,522	473
U.S. Government-sponsored collateralized mortgage obligations	—	—	472	2	472	2
U.S. Government-guaranteed small business administration pools	623	2	—	—	623	2

Total	$42,144	$530	$3,230	$54	$45,374	$584

The above table comprises 23 investment securities where the fair value is less than the related amortized cost.

The following is a summary of the fair value of available-for-sale securities with unrealized losses and an aging of those unrealized losses at December 31, 2020:

			(Amounts in thousands)

	Less than 12 Months		12 Months or More		Total

		Unrealized		Unrealized		Unrealized

	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Obligations of states and political subdivisions	$—	$—	$—	$—	$—	$—
U.S. Government-sponsored mortgage-backed securities	21,028	96	—	—	21,028	96
U.S. Government-sponsored collateralized mortgage obligations	794	3	—	—	794	3
U.S. Government-guaranteed small business administration pools	—	—	—	—	—	—

Total	$21,822	$99	$—	$—	$21,822	$99

The above table comprises 7 investment securities where the fair value is less than the related amortized cost.

The unrealized losses at June 30, 2021 on the Company’s investments were caused by changes in market rates and related spreads. It is expected that the securities would not be settled at less than the amortized cost of the Company’s investment because the decline in fair value is attributable to changes in interest rates and relative spreads and not credit quality. Also, the Company does not intend to sell those investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of its amortized cost basis less any current period credit loss. The Company does not consider these investments to be other-than-temporarily impaired at June 30, 2021.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

4.) Loans and Allowance for Loan Losses:

The Company, through the Bank, grants residential, consumer and commercial loans to customers located primarily in Northeastern Ohio and Western Pennsylvania.

The following represents the composition of the loan portfolio for the period ending:

	(Amounts in thousands)
	June 30, 2021		December 31, 2020
	Balance	%	Balance	%
Commercial	$80,864	16.4	$132,419	23.8
Commercial real estate	301,910	61.4	317,537	57.0
Residential real estate	81,448	16.6	79,169	14.2
Consumer - home equity	24,205	4.9	24,062	4.3
Consumer - other	3,559	0.7	3,573	0.7

Total loans	$491,986	100.0	$556,760	100.0

During 2020, the Company participated in the Paycheck Protection Program (“PPP”), administered directly by the U.S. Small Business Administration (“SBA”). The PPP provides loans to small businesses who were affected by economic conditions as a result of the Coronavirus Disease 2019 (“COVID-19”) pandemic to provide cash-flow assistance to employers who maintain their payroll (including healthcare and certain related expenses), mortgage interest, rent, leases, utilities and interest on existing debt during the COVID-19 emergency. During 2020, the Company originated $56.3 million in PPP loans. During the first six months of 2021, the Company originated another $23.4 million of second round PPP loans. As of December 31, 2020 and June 30, 2021, the Company had outstanding principal balances of $45.3 million and $28.0 million, respectively. The PPP loans are fully guaranteed by the SBA and may be eligible for forgiveness by the SBA to the extent that the proceeds are used to cover eligible payroll costs, interest costs, rent, and utility costs over a period of up to 24 weeks after the loan is made as long as certain conditions are met regarding employee retention and compensation levels. PPP loans deemed eligible for forgiveness by the SBA will be repaid by the SBA to the Company. PPP loans are included in the Commercial loan category.

In accordance with the SBA terms and conditions on these PPP loans, the Company received $948,000 in fees associated with the processing of the 2021 loans and $2.2 million for the 2020 loans. Upon funding of the loan, these fees were deferred and will be amortized over the life of the loan as an adjustment to yield in accordance with FASB ASC 310-20-25-2. Upon forgiveness of the loans, unrecognized fee income is recorded immediately. Fee income related to forgiveness was $390,000 and $890,000 for the three and six months ended June 30, 2021, and none for the comparable periods in 2020.

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, the Company has segmented loans in the portfolio by product type. Loans are segmented into the following pools: commercial loans, commercial real estate loans, residential real estate loans and consumer loans. The pools of commercial real estate loans and commercial loans are also broken down further by industry sectors when analyzing the related pools. Using the largest concentrations as the qualifier, these industry sectors include non-residential buildings; skilled nursing and nursing care; residential real estate lessors, agents and managers; hotel and motels, and trucking. The Company also sub-segments the consumer loan portfolio into the following two classes: home equity loans and other consumer loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over multiple periods for all portfolio segments. Management evaluates these results and utilizes the most reflective period in the calculation. Certain qualitative factors are then added to the historical allocation percentage to get the adjusted factor.

These factors include, but are not limited to, the following:

Factor Considered:	Risk Trend:
Levels of and trends in (a) charge-offs, (b) classifications and (c) non-accruals	(a) Stable, (b) Increasing, (c) Stable
Trends in volume and terms	Stable
Changes in lending policies and procedures	Stable
Experience, depth and ability of management, including loan review function	Stable
Economic trends, including valuation of underlying collateral	Increasing
Concentrations of credit	Increasing
Effect of COVID-19 pandemic	Increasing

The following factors are analyzed and applied to loans internally graded with higher credit risk in addition to the above factors for non-classified loans:

Factor Considered:	Risk Trend:
Levels and trends in classification	Increasing
Declining trends in financial performance	Increasing
Structure and lack of performance measures	Increasing
Migration between risk categories	Increasing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The provision charged to operations can be allocated to a loan classification either as a positive or negative value as a result of any material changes to: net charge-offs or recovery which influence the historical allocation percentage, qualitative risk factors or loan balances.

The following is an analysis of changes in the allowance for loan losses for the periods ended:

Three Months Ended

			(Amounts in thousands)
	Commercial	Commercial real estate	Residential real estate	Consumer - home equity	Consumer - other	Total
June 30, 2021
Balance at beginning of period	$1,574	$3,869	$375	$100	$102	$6,020
Loan charge-offs	(31)	(1)	—	—	(22)	(54)
Recoveries	—	—	—	—	13	13

Net loan recoveries (charge-offs)	(31)	(1)	—	—	(9)	(41)
Provision charged to operations	191	(162)	—	(25)	(4)	—

Balance at end of period	$1,734	$3,706	$375	$75	$89	$5,979

			(Amounts in thousands)
	Commercial	Commercial real estate	Residential real estate	Consumer - home equity	Consumer - other	Total
June 30, 2020
Balance at beginning of period	$1,851	$2,594	$401	$103	$138	$5,087
Loan charge-offs	—	—	—	—	(59)	(59)
Recoveries	—	—	—	1	41	42

Net loan recoveries (charge-offs)	—	—	—	1	(18)	(17)
Provision charged to operations	(19)	451	—	(3)	21	450

Balance at end of period	$1,832	$3,045	$401	$101	$141	$5,520

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Six Months Ended

			(Amounts in thousands)
	Commercial	Commercial real estate	Residential real estate	Consumer - home equity	Consumer - other	Total
June 30, 2021
Balance at beginning of period	$1,897	$3,526	$375	$101	$120	$6,019
Loan charge-offs	(31)	(1)	—	—	(60)	(92)
Recoveries	—	—	—	1	51	52

Net loan recoveries (charge-offs)	(31)	(1)	—	1	(9)	(40)
Provision charged to operations	(132)	181	—	(27)	(22)	—

Balance at end of period	$1,734	$3,706	$375	$75	$89	$5,979

			(Amounts in thousands)
	Commercial	Commercial real estate	Residential real estate	Consumer - home equity	Consumer - other	Total
June 30, 2020
Balance at beginning of period	$1,756	$2,130	$334	$104	$141	$4,465
Loan charge-offs	(1)	—	—	—	(95)	(96)
Recoveries	—	19	25	1	56	101

Net loan recoveries (charge-offs)	(1)	19	25	1	(39)	5
Provision charged to operations	77	896	42	(4)	39	1,050

Balance at end of period	$1,832	$3,045	$401	$101	$141	$5,520

In response to poor economic conditions relative to the Coronavirus pandemic throughout 2020, the Company granted numerous requests for modifications and deferrals from commercial borrowers. During that time, the Company increased the economic qualitative factors within the allowance for loan loss evaluation, and additional COVID-19 factors were applied to these loans after segmenting into industry classifications. As nearly all of the modifications are now in full payment status, the level of the allowance for loan losses is considered adequate without additional provision. The qualitative factors in the current period have resulted in migrating existing allowance excesses to the segments reflecting the higher risk levels, which is primarily the hotel industry included in Commercial Real Estate. The amount of net recoveries (charge-offs) also impacts the provision charged to operations for any category of loans. Charge-offs affect the historical rate applied to each category, and the amount needed to replenish the amount charged off. The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the Consolidated Balance Sheet date.

The following tables present a full breakdown by portfolio classification of the allowance for loan losses and the recorded investment in loans at June 30, 2021 and December 31, 2020:

			(Amounts in thousands)
	Commercial	Commercial real estate	Residential real estate	Consumer - home equity	Consumer - other	Total
June 30, 2021
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$579	$—	$—	$—	$—	$579
Collectively evaluated for impairment	1,155	3,706	375	75	89	5,400

Total ending allowance balance	$1,734	$3,706	$375	$75	$89	$5,979

Loan Portfolio:
Individually evaluated for impairment	$4,384	$2,302	$—	$—	$—	$6,686
Collectively evaluated for impairment	76,480	299,608	81,448	24,205	3,559	485,300

Total ending loans balance	$80,864	$301,910	$81,448	$24,205	$3,559	$491,986

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

			(Amounts in thousands)
	Commercial	Commercial real estate	Residential real estate	Consumer - home equity	Consumer - other	Total
December 31, 2020
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$579	$—	$—	$—	$—	$579
Collectively evaluated for impairment	1,318	3,526	375	101	120	5,440

Total ending allowance balance	$1,897	$3,526	$375	$101	$120	$6,019

Loan Portfolio:
Individually evaluated for impairment	$4,584	$2,428	$—	$—	$—	$7,012
Collectively evaluated for impairment	127,835	315,109	79,169	24,062	3,573	549,748

Total ending loans balance	$132,419	$317,537	$79,169	$24,062	$3,573	$556,760

The decrease in commercial loan balances from year-end was due in part to 60-day or less term commercial loans for a total of $24.1 million that closed in 2020 and were fully secured by segregated deposit accounts with the Bank. The loans matured in the first quarter of 2021. Also contributing to the decrease in commercial loan balances is the forgiveness of loans granted under the PPP during the first six months of 2021.

The following tables represent credit exposures by internally assigned grades for June 30, 2021 and December 31, 2020. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

•

Pass – loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. Within this category, there are grades of exceptional, quality, acceptable and pass monitor.

•	Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

•

Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•

Doubtful – loans classified as doubtful have all the weaknesses inherent in a substandard asset but with the severity which makes collection in full highly questionable and improbable, based on existing circumstances.

•

Loss – loans classified as a loss are considered uncollectible, or of such value that continuance as an asset is not warranted. This rating does not mean that the assets have no recovery or salvage value but rather that the assets should be charged off now, even though partial or full recovery may be possible in the future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table is a summary of credit quality indicators by internally assigned grades as of June 30, 2021 and December 31, 2020:

	(Amounts in thousands)
	Commercial	Commercial real estate
June 30, 2021
Pass	$68,819	$273,148
Special Mention	1,308	12,565
Substandard	10,737	16,197

Ending Balance	$80,864	$301,910

	(Amounts in thousands)
	Commercial	Commercial real estate
December 31, 2020
Pass	$119,689	$285,086
Special Mention	2,506	15,453
Substandard	10,224	16,998

Ending Balance	$132,419	$317,537

The Company evaluates the classification of consumer, home equity and residential loans primarily on a pooled basis. If the Company becomes aware that adverse or distressed conditions exist that may affect a particular loan, the loan is downgraded following the above definitions of special mention and substandard. Nonaccrual loans in these categories are evaluated for charge off or charge down, and the remaining balance has the same allowance factor as pooled loans.

The following table is a summary of consumer credit exposure as of June 30, 2021 and December 31, 2020:

	(Amounts in thousands)
	Residential real estate	Consumer - home equity	Consumer - other
June 30, 2021
Performing	$81,317	$24,082	$3,559
Nonperforming	131	123	—

Total	$81,448	$24,205	$3,559

	(Amounts in thousands)
	Residential real estate	Consumer -home equity	Consumer - other
December 31, 2020
Performing	$78,684	$23,932	$3,573
Nonperforming	485	130	—

Total	$79,169	$24,062	$3,573

Loans are considered to be nonperforming when they become 90 days past due or on nonaccrual status, though the Company may be receiving partial payments of interest and partial repayments of principal on such loans. When a loan is placed in non-accrual status, previously accrued but unpaid interest is deducted from interest income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table is a summary of classes of loans on non-accrual status as of June 30, 2021 and December 31, 2020:

	(Amounts in thousands)
	June 30, 2021	December 31, 2020
Commercial	$810	$889
Commercial real estate	342	404
Residential real estate	131	485
Consumer:
Consumer - home equity	123	130
Consumer - other	—	—

Total	$1,406	$1,908

Troubled Debt Restructuring

Nonperforming loans also include certain loans that have been modified in troubled debt restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Company’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

There were no loans modified as TDR’s during the three and six months ended June 30, 2021 and 2020.

On March 22, 2020, federal banking regulators issued an interagency statement that included guidance on their approach for the accounting of loan modifications in light of the economic impact of the COVID-19 pandemic. The guidance interprets current accounting standards and indicates that a lender can conclude that a borrower is not experiencing financial difficulty if short-term modifications are made in response to COVID-19, such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant related to the loans in which the borrower is less than 30 days past due on its contractual payments as of December 31, 2019. The agencies confirmed in working with the staff of the FASB that short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief are not TDRs.

As of June 30, 2021, we had 6 commercial loans aggregating $15.6 million, deferring principal and/or interest for periods ranging from 90 to 180 days. All of these loans were performing in accordance with their terms prior to modification, are currently performing, and are in conformance with the guidelines of the CARES Act. Since April 2020, 121 prior modifications aggregating $107 million have returned to full payment status. For further discussion, see Significant Developments Impact of COVID-19 section of Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation.

The following table is an aging analysis of the recorded investment of past due loans as of June 30, 2021 and December 31, 2020:

				(Amounts in thousands)

							Recorded
							Investment >
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans	90 Days and Accruing
June 30, 2021
Commercial	$—	$—	$810	$810	$80,054	$80,864	$—
Commercial real estate	491	—	69	560	301,350	301,910	—
Residential real estate	40	341	109	490	80,958	81,448	—
Consumer:
Consumer - home equity	—	—	55	55	24,150	24,205	—
Consumer - other	7	—	—	7	3,552	3,559	—

Total	$538	$341	$1,043	$1,922	$490,064	$491,986	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

			(Amounts in thousands)
							Recorded
							Investment >
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans	90 Days and Accruing
December 31, 2020
Commercial	$—	$—	$889	$889	$131,530	$132,419	$—
Commercial real estate	—	—	115	115	317,422	317,537	—
Residential real estate	—	33	398	431	78,738	79,169	—
Consumer:
Consumer - home equity	29	—	55	84	23,978	24,062	—
Consumer - other	9	—	—	9	3,564	3,573	—

Total	$38	$33	$1,457	$1,528	$555,232	$556,760	$—

An impaired loan is a loan on which, based on current information and events, it is probable that a creditor will be unable to collect all amounts due (including both interest and principal) according to the contractual terms of the loan agreement. However, an insignificant delay or insignificant shortfall in amount of payments on a loan does not indicate that the loan is impaired.

When a loan is determined to be impaired, impairment should be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. However, as a practical expedient, the Company will measure impairment based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

The following are the criteria for selecting individual loans /relationships for impairment analysis. Non-homogenous loans which meet the criteria below are evaluated quarterly.

•	All borrowers whose loans are classified doubtful by examiners and internal loan review

•	All loans on non-accrual status

•	Any loan in foreclosure

•	Any loan with a specific allowance

•	Any loan determined to be collateral dependent for repayment

•	Loans classified as troubled debt restructuring

Commercial loans and commercial real estate loans evaluated for impairment are excluded from the general pool of loans in the ALLL calculation regardless if a specific reserve was determined. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table presents the recorded investment and unpaid principal balances for impaired loans, excluding homogenous loans for which impaired analyses are not necessarily performed, with the associated allowance amount, if applicable, at June 30, 2021 and December 31, 2020. Also presented are the average recorded investments in the impaired balances and interest income recognized after impairment for the three and six months ended June 30, 2021 and 2020.

	(Amounts in thousands)
		Unpaid Principal
	Recorded Investment	Balance	Related Allowance
June 30, 2021
With no related allowance recorded:
Commercial	$3,574	$4,301	$—
Commercial real estate	2,302	2,302	—
With an allowance recorded:
Commercial	810	810	579
Commercial real estate	—	—	—

Total:
Commercial	$4,384	$5,111	$579

Commercial real estate	$2,302	$2,302	$—

	(Amounts in thousands)
		Unpaid Principal
	Recorded Investment	Balance	Related Allowance
December 31, 2020
With no related allowance recorded:
Commercial	$3,774	$4,700	$—
Commercial real estate	2,428	2,428	—
With an allowance recorded:
Commercial	810	810	579
Commercial real estate	—	—	—

Total:
Commercial	$4,584	$5,510	$579

Commercial real estate	$2,428	$2,428	$—

	(Amounts in thousands)		(Amounts in thousands)
	Three Months Ended		Six Months Ended
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
June 30, 2021
With no related allowance recorded:
Commercial	$3,647	$36	$3,691	$72
Commercial real estate	2,478	35	2,507	70
With an allowance recorded:
Commercial	810	—	810	—
Commercial real estate	—	—	—	—

Total:
Commercial	$4,457	$36	$4,501	$72

Commercial real estate	$2,478	$35	$2,507	$70

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	(Amounts in thousands)		(Amounts in thousands)
	Three Months Ended		Six Months Ended
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
June 30, 2020
With no related allowance recorded:
Commercial	$3,826	$40	$3,857	$78
Commercial real estate	2,723	40	2,817	82
With an allowance recorded:
Commercial	812	—	869	—
Commercial real estate	—	—	—	—

Total:
Commercial	$4,638	$40	$4,726	$78

Commercial real estate	$2,723	$40	$2,817	$82

5.) Legal Proceedings:

The Company is involved in legal actions arising in the ordinary course of business. In the opinion of management, the outcomes from these matters, either individually or in the aggregate, are not expected to have any material effect on the Company.

6.) Earnings Per Share and Capital Transactions:

Earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common outstanding stock, net of any treasury shares, during the period. Diluted earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding, net of any treasury shares, after consideration of the potential dilutive effect of common stock equivalents, based upon the treasury stock method using an average market price for the period. The common stock equivalents are comprised of unvested restricted share awards.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (amounts in thousands)	$1,997	$1,932	$4,763	$3,303
Weighted average common shares outstanding	4,177,030	4,168,073	4,174,572	4,199,831
Net effect of dilutive common share equivalents	13,576	4,191	15,652	13,466

Adjusted average shares outstanding-dilutive	4,190,606	4,172,264	4,190,224	4,213,297

Basic earnings per share	$0.48	$0.47	$1.14	$0.79
Diluted earnings per share	$0.48	$0.47	$1.14	$0.79

7.) Subordinated Debt:

In July 2007, a trust formed by the Company issued $5.0 million of floating rate trust preferred securities as part of a pooled offering of such securities due December 2037. The Company owns all $155,000 of the common securities issued by the trust. The securities bear interest at the 3-month LIBOR rate plus 1.45%. The rates at June 30, 2021 and December 31, 2020 were 1.57% and 1.67%, respectively. The Company issued subordinated debentures to the trust in exchange for the proceeds of the trust preferred offering. The debentures represent the sole assets of this trust. The Company may redeem the subordinated debentures, in whole or in part, at par.

The trust is not consolidated with the Company’s financial statements. Accordingly, the Company does not report the securities issued by the trust as liabilities, but instead reports as liabilities the subordinated debentures issued by the Company and held by the trust. The subordinated debentures qualify as Tier 1 capital for regulatory purposes in determining and evaluating the Company’s capital adequacy.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8.) Commitments:

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Such instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the Consolidated Balance Sheets. The contract or notional amounts on those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

In the event of nonperformance by the other party, the Company’s exposure to credit loss on these financial instruments is represented by the contract or notional amount of the instrument. The Company uses the same credit policies in making commitments and conditional obligations as it does for instruments recorded on the balance sheet. The amount and nature of collateral obtained, if any, is based on management’s credit evaluation.

The following table is a summary of such contractual commitments:

	(Amounts in thousands)
	June 30, 2021	December 31, 2020
Commitments to extend credit:
Fixed rate	$45,117	$25,201
Variable rate	86,360	78,706
Standby letters of credit	1,219	3,870

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Generally, these financial arrangements have fixed expiration dates or other termination clauses and may require payment of a fee. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. The increase in commitments is in line with the Company’s increased focus on commercial and industrial lending, and specifically construction loans requiring future draws.

The Company also offers limited overdraft protection as a non-contractual courtesy which is available to businesses as well as individually/jointly owned accounts in good standing for personal or household use. The Company reserves the right to discontinue this service without prior notice.

The following table is a summary of overdraft protection for the periods indicated:

	(Amounts in thousands)
	June 30, 2021	December 31, 2020
Overdraft protection available on depositors’ accounts	$7,749	$8,010
Balance of overdrafts included in loans	67	137
Average daily balance of overdrafts	198	365
Average daily balance of overdrafts as a percentage of available	2.56%	4.56%

Customer Derivatives - Interest Rate Swaps/Floors – The Company enters into interest rate swaps that allow our commercial loan customers to effectively convert a variable-rate commercial loan agreement to a fixed-rate commercial loan agreement. Under these agreements, the Company enters into a variable-rate loan agreement with a customer in addition to an interest rate swap agreement, which serves to effectively swap the customer’s variable-rate into a fixed-rate. The Company then enters into a corresponding swap agreement with a third party in order to economically hedge its exposure through the customer agreement. The interest rate swaps with both the customers and third party are not designated as hedges under FASB ASC 815 and are marked to market through earnings. As the interest rate swaps are structured to offset each other, changes to the underlying benchmark interest rates considered in the valuation of these instruments do not result in an impact to earnings; however, there may be fair value adjustments related to credit quality variations between counterparties, which may impact earnings as required by FASB ASC 820. There was no effect on earnings in any periods presented. At June 30, 2021, based on the contract values, the Company had three U.S. Government-sponsored mortgage-backed securities pledged for collateral on its interest rate swaps with the third party financial institution at a fair value of $3.2 million. At December 31, 2020 based upon the swap contract values, the Company had four U.S. Government-sponsored mortgage-backed securities pledged for collateral on its interest rate swaps with a third-party financial institution with a fair value of $4.7 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Summary information regarding these derivatives is presented below:

			(Amounts in thousands)
	Notional Amount				Fair Value

	June 30,	December 31,			June 30,	December 31,

	2021	2020	Interest Rate Paid	Interest Rate Received	2021	2020

Customer interest rate swap
Maturing in 2025	$3,967	$4,167	1 Mo. Libor + Margin	Fixed	$213	$292
Maturing in 2026	1,627	1,694	1 Mo. Libor + Margin	Fixed	68	105
Maturing in 2027	12,685	12,918	1 Mo. Libor + Margin	Fixed	992	1,408
Maturing in 2028	4,883	5,953	1 Mo. Libor + Margin	Fixed	644	958
Maturing in 2029	3,554	3,627	1 Mo. Libor + Margin	Fixed	154	282
Maturing in 2030	5,642	17,602	1 Mo. Libor + Margin	Fixed	191	646
Maturing in 2032	2,424	2,509	1 Mo. Libor + Margin	Fixed	92	170
Maturing in 2033	1,082	1,095	1 Mo. Libor + Margin	Fixed	102	156
Third party interest rate swap
Maturing in 2030	13,740	—	Fixed	1 Mo. Libor + Margin	124	—

Total	$49,604	$49,565			$2,580	$4,017

Third party interest rate swap
Maturing in 2025	$3,967	$4,167	Fixed	1 Mo. Libor + Margin	$(213)	$(292)
Maturing in 2026	1,627	1,694	Fixed	1 Mo. Libor + Margin	(68)	(105)
Maturing in 2027	12,685	12,918	Fixed	1 Mo. Libor + Margin	(992)	(1,408)
Maturing in 2028	4,883	5,953	Fixed	1 Mo. Libor + Margin	(644)	(958)
Maturing in 2029	3,554	3,627	Fixed	1 Mo. Libor + Margin	(154)	(282)
Maturing in 2030	5,642	17,602	Fixed	1 Mo. Libor + Margin	(191)	(646)
Maturing in 2032	2,424	2,509	Fixed	1 Mo. Libor + Margin	(92)	(170)
Maturing in 2033	1,082	1,095	Fixed	1 Mo. Libor + Margin	(102)	(156)
Customer interest rate swap
Maturing in 2030	13,740	—	1 Mo. Libor + Margin	Fixed	(124)	—

Total	$49,604	$49,565			$(2,580)	$(4,017)

The following table presents the fair values of derivative instruments in the balance sheet:

		(Amounts in thousands)
	Assets		Liabilities

	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

June 30, 2021
Interest rate derivatives	Other assets	$2,580	Other liabilities	$2,580
December 31, 2020
Interest rate derivatives	Other assets	$4,017	Other liabilities	$4,017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

9.) Fair Value of Assets and Liabilities: Measurements

The Company groups assets and liabilities recorded at fair value into three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement (with level 1 considered highest and level 3 considered lowest). A brief description of each level follows:

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities include items for which quoted prices are available but which trade less frequently, and items that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level 3:	Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where inputs into the determination of fair value require significant management judgment or estimation.

Such techniques and assumptions, as they apply to individual categories of the financial instruments, are as follows:

Investment securities available-for-sale – Fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

Loans held for sale – Loans held for sale consist of residential mortgage loans originated for sale. Loans held for sale are recorded at fair value based on what the secondary markets have offered on best efforts commitments.

Interest rate derivatives – The fair value is based on settlement values adjusted for credit risks associated with the counter parties and the Company and observable market interest rate curves.

The following table presents the assets reported on the Consolidated Balance Sheets, on a recurring basis, at their fair value as of June 30, 2021 and December 31, 2020 by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

		(Amounts in thousands)
		Fair Value Measurements at June 30, 2021 Using

	June 30,

Description	2021	Level 1	Level 2	Level 3

ASSETS
Obligations of states and political subdivisions	$95,258	$—	$95,258	$—
U.S. Government-sponsored mortgage-backed securities	65,494	—	65,494	—
U.S. Government-sponsored collateralized mortgage obligations	5,694	—	5,694	—
U.S. Government-guaranteed small business administration pools	4,867	—	4,867	—
Loans held for sale	3,519	3,519	—	—
Interest rate derivatives	2,580	—	2,580	—
LIABILITIES
Interest rate derivatives	$2,580	$—	$2,580	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

		(Amounts in thousands)
		Fair Value Measurements at December 31, 2020 Using

	December 31,

Description	2020	Level 1	Level 2	Level 3

ASSETS
Obligations of states and political subdivisions	$88,081	$—	$88,081	$—
U.S. Government-sponsored mortgage-backed securities	69,596	—	69,596	—
U.S. Government-sponsored collateralized mortgage obligations	4,768	—	4,768	—
U.S. Government-guaranteed small business administration pools	5,430	—	5,430	—
Loans held for sale	6,876	6,876	—	—
Interest rate derivatives	4,017	—	4,017	—
LIABILITIES
Interest rate derivatives	$4,017	$—	$4,017	$—

The following table presents quantitative information about the Level 3 significant inputs for assets and liabilities measured at fair value on a recurring and nonrecurring basis at June 30, 2021 and December 31, 2020.

		(Amounts in thousands)
	Fair value at June 30,	Valuation	Significant Unobservable

	2021	Technique	Input	Range of Inputs

Impaired loans	$231	Appraisal of Collateral	Appraisal Adjustments	(76)%
			Liquidation Expenses	(10)%

		(Amounts in thousands)
	Fair value at December 31,	Valuation	Significant Unobservable

	2020	Technique	Input	Range of Inputs

Impaired loans	$231	Appraisal of Collateral	Appraisal Adjustments	(76)%
			Liquidation Expenses	(10)%

Financial Instruments

The Company discloses fair value information about financial instruments, whether or not recognized in the Consolidated Balance Sheets, for which it is practicable to estimate the value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other estimation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earning power of core deposit accounts, the trained work force, customer goodwill and similar items. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The carrying amounts and fair values of the Company’s financial instruments carried at amortized cost are as follows:

	(Amounts in thousands)
	June 30, 2021

	Carrying Amount	Level 1	Level 2	Level 3	Fair Value

ASSETS:
Cash and cash equivalents	$73,265	$73,265	$—	$—	$73,265
Net loans	486,007	—	—	487,664	487,664
Bank-owned life insurance	21,394	21,394	—	—	21,394
Accrued interest receivable	2,383	2,383	—	—	2,383
LIABILITIES:
Demand, savings and money market deposits	$611,961	$611,961	$—	$—	$611,961
Time deposits	65,672	—	—	66,426	66,426
Securities sold under agreements to repurchase	2,897	2,897	—	—	2,897
Federal Home Loan Bank advances - long term	10,000	—	—	10,195	10,195
Subordinated debt	5,155	—	—	5,149	5,149
Accrued interest payable	163	163	—	—	163

	(Amounts in thousands)
	December 31, 2020

	Carrying
	Amount	Level 1	Level 2	Level 3	Fair Value

ASSETS:
Cash and cash equivalents	$36,108	$36,108	$—	$—	$36,108
Net loans	550,741	—	—	553,949	553,949
Bank-owned life insurance	21,166	21,166	—	—	21,166
Accrued interest receivable	2,436	2,436	—	—	2,436
LIABILITIES:
Demand, savings and money market deposits	$603,446	$603,446	$—	$—	$603,446
Time deposits	97,064	—	—	98,227	98,227
Securities sold under agreements to repurchase	1,488	1,488	—	—	1,488
Federal Home Loan Bank advances - short term	2,000	—	—	2,002	2,002
Federal Home Loan Bank advances - long term	16,000	—	—	16,326	16,326
Subordinated debt	5,155	—	—	4,938	4,938
Accrued interest payable	283	283	—	—	283

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

10.) Accumulated Other Comprehensive Income (Loss):

The following table presents the changes in accumulated other comprehensive income (loss) by component net of tax for the three and six months ended June 30, 2021 and 2020:

	(Amounts in thousands)
	Three Months Ended				Six Months Ended
	June 30,				June 30,

	2021		2020		2021		2020

	Unrealized gains (losses) on available- for-sale securities (a)	Change in pension and postretirement obligations (a)	Unrealized gains (losses) on available- for-sale securities (a)	Change in pension and postretirement obligations (a)	Unrealized gains (losses) on available- for-sale securities (a)	Change in pension and postretirement obligations (a)	Unrealized gains (losses) on available- for-sale securities (a)	Change in pension and postretirement obligations (a)

Beginning balance	$3,158	$(41)	$2,344	$57	$4,909	$(42)	$1,107	$61
Other comprehensive income (loss) before reclassification	760	3	1,201	(7)	(935)	4	2,438	(11)
Amount reclassified from accumulated other comprehensive income or loss	12	—	(14)	—	(44)	—	(14)	—

Total other comprehensive income (loss)	772	3	1,187	(7)	(979)	4	2,424	(11)

Ending balance	$3,930	$(38)	$3,531	$50	$3,930	$(38)	$3,531	$50

(a)	All amounts are net of tax. Amounts in parentheses indicate debits.

The following table presents significant amounts reclassified out of each component of accumulated other comprehensive income (loss) for the three and six months ended June 30, 2021 and 2020.

	(Amounts in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2021	2020	2021	2020

	Amount	Amount	Amount	Amount
	reclassified from	reclassified from	reclassified from	reclassified from
	accumulated other	accumulated other	accumulated other	accumulated other	Affected line item in the
	comprehensive	comprehensive	comprehensive	comprehensive	Consolidated Statements
	income or loss (a)	income or loss (a)	income or loss (a)	income or loss (a)	of Income

Details about other comprehensive income or loss:
Unrealized gains (losses) on available-for-sale securities	$(15)	$18	$56	$18	Investment securities available-for-sale gains (losses), net
Tax effect	3	(4)	(12)	(4)	Federal income tax expense

	$(12)	$14	$44	$14

11.) Post-Retirement Obligations:

The Company accrues for the monthly benefit expense of post-retirement cost of insurance for split dollar life insurance coverage. The following table presents the changes in the accumulated liability:

	(Amounts in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2021	2020	2021	2020

Beginning balance	$918	$758	$911	$745
Expense recorded	10	9	18	18
Other comprehensive (income) loss recorded	(3)	7	(4)	11

Ending balance	$925	$774	$925	$774

12.) Stock Repurchase Program:

On December 17, 2019, the Company’s Board of Directors approved a new program which allows the Company to purchase up to 200,000 shares, or approximately 4.6% of the 4,323,822 outstanding shares of common stock at December 17, 2019. On March 17, 2020 the Company’s Board of Directors approved an increase in the number of shares authorized for repurchase under the December 17, 2019 plan by 100,000 shares bringing the total to 300,000 shares authorized. This program expired on December 31, 2020. The Company purchased 146,318 shares under this program in calendar 2020, all of which occurred in the three months ended March 31, 2020. On January 19, 2021, the Company’s Board of Directors approved a new program which allows for the Company to repurchase up to 200,000 shares, or approximately 4.7% of the 4,223,153 outstanding shares of common stock at January 19, 2021. This program will expire on December 31, 2021. The Company purchased 14,149 shares in the six months ended June 30, 2021. Repurchased shares are designated as treasury shares, available for general corporate purposes, including possible use in connection with the Company’s dividend reinvestment program, employee benefit plans, acquisitions or other distributions. Based on the value of the Company’s stock on June 30, 2021, the remaining authorization to repurchase the stock for the program is approximately $5.0 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

13.) Securities Sold Under Agreements to Repurchase:

The following table provides additional detail regarding repurchase agreements:

	(Amounts in thousands)
	Repurchase Agreements (Sweep)
	Accounted for as Secured Borrowings
	At June 30,	At December 31,
	2021	2020

	Remaining Contractual Maturity
	of the Agreements
	Overnight and	Overnight and
	Continuous	Continuous

Repurchase agreements:
U.S. Government-sponsored mortgage-backed securities	$5,152	$4,065
Total collateral carrying value	$5,152	$4,065

Total repurchase agreements	$2,897	$1,488

14.) Equity Compensation:

The Omnibus Equity Plan permits the award of up to 340,000 shares to the Company’s employees to promote the long-term financial success of the Company, increasing shareholder value by providing employees the opportunity to acquire an ownership interest in the Company and enabling the Company and its related entities to attract and retain the services of those upon whom the successful conduct of business depends. In the first six months of 2021, there were 49,125 grants of stock awarded to employees under the plan, compared to 47,567 shares being granted under the plan in the first six months of 2020. The Company is expensing the grant date fair value of all share-based compensation over the requisite vesting periods on a prorated straight-line basis. In the first six months of 2021 and 2020, compensation expense of $218,000 and $234,000, respectively, was recorded in the Consolidated Statements of Income. As of June 30, 2021, there was $1.5 million of total unrecognized compensation expense related to the non-vested shares granted under the Plan. Shares awarded under this plan can vest immediately and/or on the anniversary of the award date from one to three years out if the employee remains employed with Cortland Bancorp. The remaining cost is expected to be recognized over a weighted average period of 28.6 months.

Granted shares are awarded upon a combination of service and achievement of performance objectives derived from one or more of the performance criteria. The main performance metrics used for the periods presented were three-year earnings per share growth and three-year return on equity ranked versus a peer group.

The following is the activity under the Omnibus Equity Plan during the six months ended June 30, 2021:

		Weighted Average
		Grant Date Fair
	Shares	Value

Nonvested at January 1, 2021	51,456	$16.29
Granted	49,125	23.00
Vested	(19,742)	17.04
Forfeited	—	—

Nonvested at June 30, 2021	80,839	$20.18

The Director Equity Plan permits the award of up to 113,000 shares to nonemployee directors to promote the long-term financial success of the Company, increasing shareholder value by enabling the Company and its related entities to attract and retain the services of those directors upon whom the successful conduct of business depends. There were 1,947 Board approved shares granted under the plan to the directors in the first six months of 2021, compared to 2,684 Board approved shares granted under the plan in the first six months of 2020. In the first six months of 2021, there was $45,000 of expense recorded in the Consolidated Statements of Income, compared to $43,000 of expense recorded in the first six months of 2020.

Note 15.) Risks and Uncertainties:

The impact of the COVID-19 pandemic is fluid and continues to evolve, adversely affecting many of the Company’s customers. The pandemic and its associated impacts on trade, travel, employee productivity, unemployment and consumer spending has resulted in less economic activity and volatility and disruption in the financial markets. The ultimate extent of the impact of the COVID-19 pandemic on the Company’s business, financial condition, and results of operations is currently uncertain and will depend on various developments and other factors, including, among others, the duration and scope of the pandemic, as well as governmental, regulatory, and private sector responses to the pandemic, and the associated impacts on the economy, financial markets and our customers, employees, and vendors. While the full effects of the pandemic remain unknown, the Company is committed to supporting its customers, employees, and communities during this difficult time.

Note 16.) Business Combination:

On June 22, 2021, the Company entered into an agreement and plan of merger with Farmers National Banc Corp (“Farmers”), wherein The Cortland Savings and Banking Company will merge with and into The Farmers National Bank of Canfield, a wholly owned subsidiary of Farmers. This transaction is subject to receipt of Cortland shareholder approval and customary regulatory approvals and is expected to close during the fourth quarter of 2021.

Pursuant to the terms of the Merger Agreement each common share, without par value, of Cortland shares issued and outstanding will have the right to receive, without interest, $28.00 in cash or 1.75 common shares of Farmers, without par value. Shares converted to Farmers common shares are limited to 75% of the number of Cortland common shares outstanding.